       As filed with the Securities and Exchange Commission on November 21, 1997
                                               Registration Statement No. 333-__

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  VENCOR, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                              61-1055020
    (State or other jurisdiction        (I.R.S. Employer Identification No.)
  of incorporation or organization)


                             400 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY  40202
                    (Address of Principal Executive Offices)

                 VENCOR, INC. 1997 INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

                                 JILL L. FORCE
                     Senior Vice President, General Counsel
                                 and Secretary
                                  Vencor, Inc.
                             400 West Market Street
                          Louisville, Kentucky  40202
                    (Name and address of agent for service)
                                 (502) 596-7300
                    (Telephone number, including area code,
                             of agent for service)
                                    ________
                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                Proposed             Proposed maximum
Title of securities           Amount to be      maximum offering     aggregate offering     Amount of
to be registered              registered        price per share(1)   price(1)               registration fee
============================================================================================================
Common Stock, par             3,400,000 shares            $26.00            $88,400,000           $26,787.88
value $0.25 per share each
with .667 of an associated
participating preferred
stock purchase right
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share as reported on the New York Stock Exchange on November 17, 1997.

                                    PART II
                                    -------

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
------   ----------------------------------------

          The following documents filed by Vencor, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") (File No. 1-10989) are incorporated into this Registration Statement by reference:

          (a) Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

          (b) Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

          (c)  The Registrant's Current Report on Form 8-K dated March 18, 1997.

          (d)  The Registrant's Current Report on Form 8-K/A dated March 18,
               1997.

          (e)  The Registrant's Current Report on Form 8-K dated June 19, 1997.

          (f)  The Registrant's Current Report on Form 8-K/A dated June 19,
               1997.

          (g)  The Registrant's Current Report on Form 8-K dated July 21, 1997.

          (h)  The Registrant's Current Report on Form 8-K dated October 21,
               1997.

          (i)  The Registrant's Current Report on Form 8-K dated October 22,
               1997.

          (j)  The Registrant's Current Report on Form 8-K dated October 23,
               1997.

          (k) The description of Registrant's shares of Common Stock, par value $.25 per share (the "Common Stock"), contained in the Registration Statement filed by the Registrant with the Commission on Form 8-A, dated January 22, 1992; the description of the Registrant's Participating Preferred Stock Purchase Rights contained in the Registration Statement filed by the Registrant with the Commission on Form 8-A dated July 21, 1993, and Form 8-A/A dated August 11, 1995; and all other amendments and reports filed for the purpose of updating such descriptions prior to the termination of the offering of the Common Stock and interests offered hereby.

          All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the filing date of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  DESCRIPTION OF SECURITIES.
-------  --------------------------

     Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
-------  ---------------------------------------

     Members of Greenebaum Doll & McDonald PLLC who participated in the preparation of the Registration Statement beneficially owned approximately 9,900 shares of Registrant's Common Stock as of October 31, 1997. Greenebaum Doll & McDonald PLLC, Louisville, Kentucky, has rendered the opinion as to the validity of the securities being registered hereunder.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------  ------------------------------------------

     Section 145 of the Delaware General Corporation Law ("GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. Indemnification and advancement of expenses provided for or granted pursuant to
Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     Pursuant to Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation, as amended, eliminates certain liability of the Company's directors for breach of their fiduciary duty of care. Article VIII of the Certificate of Incorporation provides that neither the Company nor its stockholders may recover monetary damages from the Company's directors for breach of the duty of care in the performance of their duties as directors of the Company. Article VIII does not, however, eliminate the liability of the Company's directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

     Pursuant to Article IX of the Company's Certificate of Incorporation, the Company provides mandatory indemnification of its directors and officers to the fullest extent authorized by the GCL against all expenses, liabilities and losses actually and reasonably incurred or suffered in connection with any action, suit or proceeding to which such officer or director is a party, or is threatened to be made a party. Article IX also provides mandatory indemnification of any person who is made a party, or is threatened to be made a party, to an action, suit or proceeding because such person was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise. In connection with the foregoing indemnification, the Company is permitted to advance expenses incurred by directors or officers in defending a proceeding if authorized by the Board of Directors and upon receipt of an undertaking by or on behalf of such persons to repay the amounts advanced unless it is ultimately determined that indemnification is required of the Company.

     The indemnification mandated by Article IX is a contract right which continues as to persons who cease to be directors or officers of the Company, their heirs, executors and administrators. No amendment to the Company's Certificate of Incorporation, as amended, may increase the liability of directors or officers for their acts or omissions occurring prior to such amendment. The mandatory indemnification provided by Article IX is expressly nonexclusive of any other rights to which persons seeking indemnification may be entitled.

     The Company may purchase and maintain insurance on behalf of any person for whom indemnification is mandated by Article IX or any employee or agent of the Company, whether or not the Company would have the power or the obligation to indemnify such person under the Certificate of Incorporation, as amended, or the GCL. The Company currently has in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $40 million in the aggregate annually for coverages in excess of deductibles.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
-------  ------------------------------------

     Not Applicable.

ITEM 8.  EXHIBITS.
-------  ---------

     The following exhibits are filed as part of this Registration Statement:

     4.1 Certificate of Incorporation of the Company, as amended. Exhibit 3 to the Company's Form 10-Q for the quarterly period ended September 30, 1995 (Comm. File No. 1-10989) is hereby incorporated by reference.

     4.2 Second Amended and Restated Bylaws of the Company. Exhibit 3.2 to the Company's Form 10-K for the year ended December 31, 1995 (Comm. File No. 1-10989) is hereby incorporated by reference.

     5     Opinion of Greenebaum Doll & McDonald PLLC.

     23.1  Consent of Ernst & Young LLP.

     23.2  Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5).

     24 Power of Attorney (Included on signature page of Registration Statement on Form S-8).

ITEM 9.  UNDERTAKINGS.
-------  -------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this
          Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on November 21, 1997.


                                    VENCOR, INC.

                                    By:    /s/ W. Bruce Lunsford
                                           -------------------------------------
                                           W. Bruce Lunsford
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS W. BRUCE LUNSFORD, W. EARL REED, III and JILL L. FORCE, AND EACH OF THEM WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY STATE OR OTHER REGULATORY AUTHORITY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SUCH ATTORNEY-IN-FACT AND AGENT, OR HIS OR HER SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

Name and Signature                          Title                   Date

/s/ Michael R. Barr                Executive Vice President,   November 21, 1997
-----------------------------      Chief Operating Officer
Michael R. Barr                    and Director


/s/ Walter F. Beran                Director                    November 21, 1997
-----------------------------
Walter F. Beran


/s/ Ulysses L. Bridgeman, Jr.      Director                    November 21, 1997
-----------------------------
Ulysses L. Bridgeman, Jr.


/s/ Elaine L. Chao                 Director                    November 21, 1997
-----------------------------
Elaine L. Chao

-----------------------------      Director
Donna R. Ecton


/s/ Greg D. Hudson                 Director                    November 21, 1997
-----------------------------
Greg D. Hudson


/s/ Richard A. Lechleiter          Vice President, Finance     November 21, 1997
-----------------------------      and Corporate Controller
Richard A. Lechleiter              (Principal Accounting
                                   Officer)

/s/ William H. Lomicka             Director                    November 21, 1997
-----------------------------
William H. Lomicka


/s/ W. Bruce Lunsford              Chairman of the Board,      November 21, 1997
-----------------------------      President, Chief Executive
W. Bruce Lunsford                  Officer (Principal Executive
                                   Officer) and Director


/s/ W. Earl Reed, III              Executive Vice President,   November 21, 1997
-----------------------------      Chief Financial Officer
W. Earl Reed, III                  (Principal Financial
                                   Officer) and Director


/s/ R. Gene Smith                  Vice Chairman of the Board  November 21, 1997
-----------------------------      and Director
R. Gene Smith